Exhibit 99.1

AT THE COMPANY	ON THE WEB
Thomas G. Smith	www.forestcity.net

Executive Vice President,
Chief Financial Officer
216-621-6060

Thomas T. Kmiecik
Assistant Treasurer
216-621-6060

FOR IMMEDIATE RELEASE

Forest City Completes Restructuring of New York City Portfolio

CLEVELAND – November 8, 2006 – Forest City Enterprises, Inc. (NYSE:FCEA) (NYSE:FCEB) today announced that it has completed the restructuring of the Forest City Ratner Companies portfolio. The portfolio is composed of Forest City Enterprises’ and Bruce C. Ratner’s combined interest in a total of 30 retail, office and residential operating properties, certain service companies and seven identified development opportunities, as well as the pursuit of new real estate opportunities, all in the greater New York City metropolitan area.

As previously announced, Bruce Ratner has contributed his ownership interests in the 30 operating properties, the service companies and participation rights in all future developments (except those named below) to a newly formed limited liability company. Forest City paid $46.3 million in cash and issued 3,894,000 units in the new limited liability company to Bruce Ratner. These units may be exchanged (after a one-year lock-up period) for an equal number of shares of FCEA stock or cash based on the value of FCEA stock at the time of conversion. For the first five years only, units that have not been exchanged will receive their proportionate share of an aggregate annual preferred payment of $2.5 million plus an amount equal to the dividends payable on the same number of shares of Forest City stock. After five years, the annual preferred payment on the outstanding units will equal only the dividends payable on Forest City stock. In addition, Forest City will indemnify Bruce Ratner for any tax liability he may incur as a result of the sale of any of these properties during the 12-year period following the closing of the transaction.

The cash and units exchanged for Bruce Ratner’s interest are net of $42.5 million of preferred returns in favor of Forest City. This transaction also takes into account $384 million of non-recourse project debt (as of January 31, 2006) attributable to Bruce Ratner’s ownership. All but $16.8 million of this debt is already reported on the consolidated balance sheet of Forest City’s GAAP financial statements.

Forest City and Bruce Ratner have agreed to terms and conditions under which they will value the seven existing development opportunities identified below when those developments stabilize. Forest City and Bruce Ratner will agree on a market value, and Ratner’s interest will be exchanged for additional units in the newly formed limited liability company at the then current FCEA market price or cash at Forest City’s option. These seven development opportunities are:

— Twelve MetroTech Center, 177,000-square-foot office building in Brooklyn

— New York Times Building, 1.5-million-square-foot office project in Manhattan

— Ridge Hill, 1.2-million-square-foot retail project in Yonkers

— East River Plaza, 547,000-square-foot retail center in Harlem

— Mill Basin, 125,000-square-foot retail center in Brooklyn

— Beekman, 683-unit residential building in lower Manhattan

— 80 DeKalb, 430,000-square-foot residential building in Brooklyn

Forest City will conduct its New York operations in the same manner as it has for the past 20 years. Bruce Ratner will continue to be president and chief executive officer of Forest City Ratner Companies. He will continue to lead the Atlantic Yards project, with responsibility for the successful execution of the planned redevelopment. Bruce Ratner’s economic interest in this development opportunity will be realized through his substantial ownership of the units described above. He will also become a member of Forest City’s Board of Directors by no later than February 1, 2007.

Charles A. Ratner, president and chief executive officer of Forest City Enterprises, said, “Forest City Enterprises and Forest City Ratner Companies have a 20-year legacy in our New York City core market, our largest single market where we have established a unique franchise built on the development of large, complex projects. We look forward to our continued relationship with Bruce and our expanded presence in this high-barrier-to-entry urban market.”

Bruce Ratner said, “This is an exciting time for everyone at Forest City Ratner Companies and I am delighted to continue to lead the Company’s efforts in the New York market – one of the best real estate markets in the world. I am also very pleased to have the opportunity to join the Company’s Board of Directors and executive management team.”

Corporate Description

Forest City Enterprises, Inc. is an $8.0 billion NYSE-listed national real estate company. Forest City is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States.

Safe Harbor Language

Statements made in this news release that state Forest City’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that Forest City’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, real estate development and investment risks, economic conditions in Forest City’s core markets, reliance on major tenants, the impact of terrorist acts, Forest City’s substantial leverage and the ability to service debt, guarantees under Forest City’s credit facility, changes in interest rates, continued availability of tax-exempt government financing, the sustainability of substantial operations at the subsidiary level, significant geographic concentration, illiquidity of real estate investments, dependence on rental income from real property, conflicts of interest, competition, potential liability from syndicated properties, effects of uninsured loss, environmental liabilities, partnership risks, litigation risks, risks associated with an investment in a professional sports franchise, and other risk factors as disclosed from time to time in Forest City’s SEC filings, including, but not limited to, Forest City’s Annual Report on Form 10-K for the fiscal year ended January 31, 2006.